SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 16, 2001



                            DIGITAL POWER CORPORATION
                            -------------------------
             (Exact name of registrant as specified in its charter)


       California                      1-12711                   94-1721931
       ----------                      -------                   ----------
 (State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
     of incorporation)


              41920 Christy Street, Fremont, California 94538-3158
                    (Address of principal executive offices)

                                 (510) 657-2635
              (Registrant's telephone number, including area code)

Item 1.  Change in Control of Registrant

     Digital Power Corporation, a California corporation (the "Company") announces completion of its securities purchase agreement with Telkoor Telecom Ltd., a limited liability company organized under the laws of Israel. Under the securities purchase agreement, Telkoor Telecom acquired (i) 1,250,000 shares of common stock (ii) a warrant to purchase an additional 900,000 shares of common stock at $1.25 per share; and (iii) a warrant to purchase an additional 1,000,000 shares of common stock at $1.50 per share for the aggregate purchase price of $1,250,000. The 900,000 share warrant will expire sixty (60) days after the Company files its Form 10-KSB for the year ending December 31, 2002 and the 1,000,000 share warrant will expire on December 31, 2003.

     Further, pursuant to the securities purchase agreement, the Company's Board of Directors now consists of Mr. Ben-Zion Diamant, Chairman of the Board, Mr. David Amitai Mr. Mark L. Thum , Mr. Robert O. Smith and Mr. Scott McDonald. Mr. Amitai has also been appointed as President and Chief Executive Officer, and Mr. Uri Friedlander has been appointed Chief Financial Officer. Mr. Robert Smith, the Company's previous President and Chief Executive Officer will serve as a consultant to the Company. Prior directors of the Board of Directors who consisted of Messrs. Chris Schofield, Thomas O'Neil, Jr. and Robert Boschert have resigned. Further, Mr. Philip Swany has also resigned as Chief Financial Officer and effective December 31, 2001, Mr. Chris Schofield will no longer be associated with Digital Power Limited.

     Telkoor Telecom is an Israeli corporation, primarily engaged in developing, marketing and selling power supplies and power systems for the telecommunication equipment industry. Telkoor Telecom used its own funds to purchase the securities. Telkoor Telecom's initial investment of 1,250,000 shares represents approximately 28% of the outstanding shares, with the right to increase their ownership to 49%, assuming all of the warrants are exercised.

Item 9. Regulation FD Disclosure

Exhibit No.     Exhibit Description

99.1            Press release announcing agreement with Telkoor
                Telecom Ltd. dated November 20, 2001.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DIGITAL POWER CORPORATION,
                                    a California Corporation


Dated:  November 20, 2001           /s/  David Amitai
                                    --------------------------------------
                                    David Amitai,
                                    Chief Executive Officer